Registration No. 333-194718

Registration No. 333-201702

Registration No. 333-202356

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-194718

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-201702

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-202356

BORDERFREE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2216062
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

292 Madison Avenue, 5th Floor

New York, New York 10017

(212) 299-3500

(Address of Principal Executive Offices) (Zip Code)

U.S. Share Option Plan of Borderfree, Inc. (f/k/a E4X Inc.)

Israeli Share Option Plan B of Borderfree, Inc. (f/k/a E4X Inc.)

2011 Stock Option and Grant Plan (f/k/a FiftyOne, Inc.)

Borderfree, Inc. 2014 Stock Option and Incentive Plan

Borderfree, Inc. 2015 Stock Option Inducement Plan

(Full title of the plans)

Lila Snyder

President

Borderfree, Inc.

c/o Pitney Bowes Inc.

3001 Summer Street

Stamford, Connecticut 06926-0700

(203) 356-5000

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Scott A. Barshay, Esq.

Ting S. Chen, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Borderfree, Inc., a Delaware corporation (“Borderfree”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-194718, filed with the Securities and Exchange Commission (the “SEC”) on March 21, 2014, registering 5,144,684 shares of Borderfree’s common stock, par value $0.01 per share (“Shares”), under Borderfree’s 2014 Stock Option and Incentive Plan, 2011 Stock Option and Grant Plan, U.S. Share Option Plan and Israeli Share Option Plan B;

•	Registration Statement No. 333-201702, filed with the SEC on January 26, 2015, registering 388,099 Shares under the Borderfree, Inc. 2015 Stock Option Inducement Plan; and

•	Registration Statement No. 333-202356, filed with the SEC on February 27, 2015, registering 1,597,385 Shares under the Borderfree, Inc. 2014 Stock Option and Incentive Plan.

Borderfree is filing this Post-Effective Amendment No. 1 to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by Borderfree pursuant to the above referenced Registration Statements.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 5, 2015, by and among Borderfree, Pitney Bowes Inc., a Delaware corporation (“Parent”) and BrickBreaker Acquisition Corp., a Delaware corporation (“Purchaser”) and a subsidiary of Parent, on June 10, 2015, Purchaser merged with and into Borderfree (the “Merger”). Pursuant to the terms of the Merger Agreement, each Share outstanding immediately prior to the effective time of the Merger was canceled and converted into the right to receive $14.00 in cash, without interest, less any applicable withholding taxes, except for (i) Shares then held by Borderfree as treasury stock or held by Purchaser that were accepted for payment by Purchaser in the tender offer effected pursuant to the Merger Agreement, all of which were canceled and retired and ceased to exist, and (ii) Shares that were held by any stockholder of Borderfree who properly demanded appraisal pursuant to Section 262 of the General Corporation Law of the State of Delaware in connection with the Merger. As a result of the Merger, Borderfree became a subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Borderfree has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by Borderfree in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, Borderfree hereby removes and withdraws from registration all securities of Borderfree registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this June 10, 2015.

BORDERFREE, INC.

By:	/s/ Lila Snyder
Name: Lila Snyder Title: President

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.